Exhibit 99

TI Chairman Tom Engibous to Retire in April;
President and CEO Rich Templeton to Assume Chairmanship

Engibous Leaves TI in Excellent Financial Health
 and with Culture of Customer Commitment;

Templeton Moves Company Forward on Growth and Analog Excellence

•	Tom Engibous Biography: (www.ti.com/corp/docs/company/history/engibous2.shtml)
•	Rich Templeton Biography: (www.ti.com/corp/docs/company/history/templeton.shtml)

DALLAS (January 17, 2008) – Texas Instruments Incorporated (TI) (NYSE: TXN) today announced that Chairman of the Board Thomas J. Engibous will retire following the company’s 2008 stockholders meeting on April 17.   His retirement caps a career during which he led the transformation of TI into one of the semiconductor industry’s best-performing and most admired companies.  Richard K. Templeton, who has worked side-by-side with Engibous for the last 15 years, will become the company’s new chairman, in addition to his current position as president and chief executive officer.

“Tom and Rich have shared a common vision of Texas Instruments as a company committed to integrity, quality and innovation.  Both are leaders who drive for results and make a difference, and they along with the people of TI have lifted the company to become one of the most respected in its industry,” said David L. Boren, speaking on behalf of the board of directors.   “This is a carefully planned transition that has been in process for a number of years.  Rich already has built a great record of leadership and is well-qualified to take this next step as chairman,” Boren said.

Since 1996, when Engibous became CEO, the value of the company’s share price has increased almost 5X.  “His contributions are immense and enduring,” Templeton said of Engibous.  “He focused TI on semiconductor technologies that could drive electronics to new levels of innovation.  Most importantly, he taught us that the only way for TI to succeed was to help our customers succeed.  He knew that the key to building a company in which people would want to invest their time, their trust and their money lay in its ability to care for its customers.”

Engibous, who turns 55 in January, joined the company in 1976 after graduating from Purdue University.  His ability to inspire people, assess opportunities and connect TI’s capabilities with the market’s needs earned him loyalty and respect, and cemented his reputation as a strong leader.  He was named president of the company’s semiconductor group in 1993, a member of the board of directors in 1996, president and CEO in 1996, and chairman in 1998.

Templeton, 49, joined TI after graduating from Union College in 1980.  Early in his career, he demonstrated impressive capability for both the strategic and operational sides of business, as well as a keen understanding of where markets were going and how TI should position itself to succeed in them.  He advanced quickly, becoming president of the company’s semiconductor group in 1996, chief operating officer in 2000, and president and CEO in 2004.

As CEO, Templeton has invested in R&D and acquisitions to elevate TI’s portfolio of analog semiconductors, putting the company in a strong position for future growth as the need for analog continues to expand around the world.  In addition, Templeton has profoundly reshaped the company’s manufacturing strategy to increase operating efficiency, get more out of R&D investments and be more responsive to customer demand.  As a result, TI’s return on invested capital has more than doubled since 2004, and its operating profit has increased more than 70 percent.

About his years at TI’s helm, Engibous said, “Leading TI has been an honor I never imagined would be mine.  It was challenging, exciting and fulfilling, even when markets were stubborn and economies were unpredictable.  I have worked with great people all over the world, and it has been a pleasure.  Rich is an experienced leader with strong character, intellect and an incomparable ability to analyze business opportunities.  The strategic path that he and his team have chosen is grounded in growth, and I am confident that TI and its shareholders will be well-served.  I look forward to where they will take this company.”

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About Texas Instruments
Texas Instruments (NYSE: TXN) helps customers solve problems and develop new electronics that make the world smarter, healthier, safer, greener and more fun.   A global semiconductor company, TI innovates through manufacturing, design and sales operations in more than 25 countries.  For more information, go to www.ti.com.

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